                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires:   December 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                      UNITED STATED SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Zakin                           Jonathan                          N.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o Western Multiplex Corporation
    1196 Borregas Avenue
--------------------------------------------------------------------------------
                                   (Street)

    Sunnyvale                      California                         94089
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Western Multiplex Corporation - WMUX
--------------------------------------------------------------------------------

3.  I.R.S. or Social Security Number of Reporting Person, if an entity
    (Voluntary)

    Not Applicable
--------------------------------------------------------------------------------

4.  Statement for Month/Year

    September 2000
--------------------------------------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)

    Not Applicable
--------------------------------------------------------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             --- (give title below)                       (specify below)

                            Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)


     X   Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/                                                      End of Month         (D) or        ficial
                         Day/    -----------------------------------------------                           Indirect      Owner-
                         Year)                                                        (Instr. 3 and 4)     (I)           ship
                                  Code       V   Amount        (A) or    Price                             (Instr. 4)    (Instr. 4)
                                                               (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock  9/22/00    X               1,778,400     A         $.50      2,918,400            I             By Seaview
                                                                                                                      Holdings,

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control Number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Warrants                           $.50 per share      9/22/00             X                                       1,778,400
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Nature
   cisable and       Underlying Securities        of          of deriv-        ship            of
   Expiration        (Instr. 3 and 4)             Deriv-      ative            Form            Indirect
   Date                                           ative       Secur-           of De-          Benefi-
   (Month/Day/                                    Secur-      ities            rivative        cial
   Year)                                          ity         Bene-            Security:       Owner-
                                                  (Instr.     ficially         Direct (D)      ship
 --------------------------------------------      5)         Owned            or Indirect     (Instr. 4)
 Date     Expira-              Amount or                      at End           (I)
 Exer-    tion         Title   Number of                      of Month         (Instr. 4)
 cisable  Date                 Shares                         (Instr. 4)

-------------------------------------------------------------------------------------------------------------
8/4/00    11/1/09     Class A   1,778,400                         0               I            By Seaview
                   Common Stock                                                                Holdings,
-------------------------------------------------------------------------------------------------------------
                                                                                               L.L.C.
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


           /s/ Jonathan N. Zakin               10/9/00
          -------------------------------  -----------------
          **Signature of Reporting Person        Date